Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-103662, 333-106970, 333-147954, 333-151331, and 333-174646) and Form S-8 (Nos. 333-39743, 333-72725, 333-120145, 333-144929, 333-179668 and 333-189806) of Blackstone Mortgage Trust, Inc. of our report dated May 13, 2013 relating to the statement of revenues and certain operating expenses of West Coast Office Portfolio for the year ended December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose and basis of presentation of the statement), appearing in this Form 8-K of Blackstone Mortgage Trust, Inc.

/s/ Deloitte & Touche LLP

July 26, 2013